Exhibit 10.2
THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR TRANSFERRED ABSENT REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.
PROMISSORY NOTE

$5,000,000	August 10, 2011
The undersigned, Grubb & Ellis Company, a Delaware corporation (“Maker”), hereby promises to pay to NNN Realty Advisors, Inc., a Delaware corporation (the “Holder”), the principal amount of FIVE MILLION AND 00/100ths DOLLARS ($5,000,000.00) in accordance with the provisions of this Promissory Note (this “Note”).
1. Payments.
1.1 Scheduled Payments.
(a) Principal. Subject to the mandatory prepayments required under Section 1.3 below and acceleration of this Note under Section 4.2, Maker shall pay to the Holder the entire remaining unpaid principal balance of this Note (together with all accrued and unpaid interest thereon) on or before August 10, 2016 (the “Maturity Date”).
(b) Interest Payments. Interest shall accrue on the unpaid principal amount of this Note from and after the date hereof on a daily basis at a rate equal to seven and ninety five one-hundredths percent (7.95%) per annum. Interest shall be calculated on the basis of the actual number of days elapsed and a year of 360 days. Maker shall pay to the Holder all accrued and unpaid interest (i) on the last day of each calendar quarter, commencing on September 30, 2011 (provided, that if such date is not a business day, Maker shall pay to the Holder such amount on the first business day following such date) and (ii) on the Maturity Date.
1.2 Voluntary Prepayments. Maker may, at any time and from time to time without premium or penalty, prepay all or a portion of the outstanding principal amount of this Note; provided, that if Maker elects to prepay all of the outstanding principal amount of this Note, all accrued and unpaid interest as of the date of such prepayment shall become due and payable on such payment date.
1.3 Mandatory Prepayments.
(a) Upon either (i) a Change of Control (as defined below) of Maker or (ii) a Recapitalization Event (as defined below), Maker shall prepay to the Holder, on the date that is ten (10) business days following the date of such Change of Control or Recapitalization Event or, if such date is not a business day, the first business day following such date (the “Mandatory Prepayment Date”), an amount equal to the sum of: (A) an amount of principal (the “Mandatory Principal Prepayment Amount”) equal to the lesser of (x) $3,000,000 and (y) the outstanding principal amount of this Note; plus (B) all accrued and unpaid interest on the Mandatory Principal Prepayment Amount as of such Mandatory Prepayment Date.

(b) The term “Change of Control” shall mean: (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of Maker (other than as a result of any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing the Maker’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity) or (ii) a sale of all or substantially all of the assets of Maker.
(c) The term “Recapitalization Event” shall mean: a transaction or series of transactions in which Maker or any of its subsidiaries (i) secures equity financing, (ii) effects a refinancing of existing indebtedness or (iii) effects a recapitalization, in each instance, for net additional proceeds to Maker of at least $30,000,000 in the aggregate.
2. Place of Payment. All payments hereunder shall be made in United States dollars and shall be made in the manner and at the time and place designated in writing by the Holder.
3. Set-offs. Maker is hereby authorized at any time and from time to time to offset and apply any and all indebtedness or other obligations at any time owing by the Holder or any affiliate of the Holder to or for the credit or the account of Maker or any affiliate of Maker pursuant to the Transition Services Agreement (as defined below) or any other Transaction Document (as defined below) against any and all accrued and unpaid interest obligations of the Maker existing under this Note. Maker agrees to notify the Holder in writing at its principal office specified in Section 9 hereof (or at such other address as the Holder may have specified for this purpose by written notice given to Maker at its principal office specified in Section 9 hereof) after any such offset made by Maker; provided, that if prior to or after making any offset pursuant to this provision, Maker or any affiliate of Maker receives payment with respect to the indebtedness that was the subject of such offset, such offset shall be deemed null and void ab initio. The rights of Maker under this paragraph are in addition to other rights and remedies that Maker may have pursuant to the Transition Services Agreement, any other Transaction Document or applicable law. The terms “Transition Services Agreement” and “Transaction Document” shall have the meanings ascribed to such terms in that certain Stock Purchase Agreement, dated as of August 10, 2011, by and between Maker and IUC-SOV, LLC a Delaware limited liability company.
4. Default.
4.1 Events of Default. Each of the following shall constitute an event of default (each an “Event of Default”):
(a) Maker defaults in the payment of any interest or principal on this Note when due and such default continues for a period of ten (10) days after written notice from the Holder;
(b) Maker is adjudicated insolvent or bankrupt;

(c) Maker seeks dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors;
(d) Maker makes a general assignment for the benefit of its creditors, or consents to or acquiesces in the appointment of a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business;
(e) Maker files a voluntary petition under any bankruptcy, insolvency or similar law; or
(f) Maker becomes the subject, or a substantial portion of its property, assets or business shall become the subject, of an involuntary proceeding or petition for its dissolution or reorganization or the appointment of a receiver, trustee, custodian or liquidator, or Maker becomes subject to any final and non-appealable writ, judgment, warrant of attachment, execution or similar process that would cause a material adverse effect on the financial condition of Maker and its subsidiaries, taken as a whole.
4.2 Remedies. Upon the occurrence and during the continuance of an Event of Default: (a) the Holder may, at its option, declare and demand this Note immediately due and payable and (b) the Holder may pursue all rights and remedies available hereunder or otherwise available at law or in equity.
5. Governing Law; Severability. This Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to any conflicts of law principles that would cause the application of the laws of any other jurisdiction. The invalidity, illegality or unenforceability of any provision of this Note shall not affect or impair the validity, legality or enforceability of the other provisions of this Note and, to this end, any invalid, illegal or unenforceable provision of this Note is declared to be severable.
6. Waivers. Maker hereby expressly waives diligence, presentment for payment, demand, protest, notice of protest and notice of dishonor hereof, and all other notices to which Maker is entitled.
7. Amendments. This Note may only be amended by a writing signed by Maker and the Holder.
8. Captions. The captions of the Sections of this Note are for convenience of reference only and shall not be deemed to modify, explain, enlarge or restrict any of the provisions hereof.
9. Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service or mailed by certified or registered mail, to the following addresses and addressees: (a) in the case of Maker, to 1551 North Tustin Avenue, Suite 300, Santa Ana, California 92705, Attention: Chief Financial Officer or (b) in the case of the Holder, to IUC-SOV, LLC, 1551 North Tustin Avenue, Santa Ana, California 92705, Attention: Todd A. Mikles, with a copy (which shall not constitute notice) to IUC-SOV, LLC, 1551 North Tustin Avenue, Santa Ana, California 92705, Attention: Steven Kries.

10. Venue; Service of Process. All actions or proceedings arising in connection with this Note shall be tried and litigated only in state or federal courts located in the State of New York, unless such actions or proceedings are required to be brought in another court to obtain subject matter jurisdiction over the matter in controversy. MAKER WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF SUCH COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE HEREWITH. IN ANY ACTION AGAINST MAKER, SERVICE OF PROCESS MAY BE MADE UPON MAKER BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS ABOVE SET FORTH, WHICH SERVICE SHALL BE DEEMED SUFFICIENT FOR PERSONAL JURISDICTION AND SHALL BE DEEMED EFFECTIVE THREE (3) DAYS AFTER MAILING.
11. Jury Trial Waiver. MAKER AND HOLDER, BY ITS ACCEPTANCE OF THIS NOTE, HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS NOTE. THIS WAIVER IS KNOWINGLY, INTENTIONALLY AND VOLUNTARILY MADE BY MAKER AND BY HOLDER, AND MAKER ACKNOWLEDGES THAT NEITHER HOLDER NOR ANY PERSON ACTING ON BEHALF OF HOLDER HAS MADE ANY REPRESENTATIONS OF FACT TO INCLUDE THIS WAIVER OF TRIAL BY JURY OR HAS TAKEN ANY ACTIONS WHICH IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. MAKER AND HOLDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT MAKER AND HOLDER HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS NOTE AND THAT EACH OF THEM WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. MAKER AND HOLDER FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED (OR HAVE HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS NOTE AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL.
12. Expenses. Maker promises to reimburse the Holder for all reasonable out-of-pocket fees and disbursements incurred or expended in connection with the enforcement of any rights or remedies of the Holder, including, without limitation, reasonable fees and disbursements of outside legal counsel; provided that the liability of Maker for reimbursement of fees, disbursements and expenses as provided in this Section 12 shall not exceed $200,000 in the aggregate.
13. Transfer. Neither Holder nor Maker may Transfer this Note or any right, obligation or interest herein, except to the purchaser of all or substantially all of the assets of the Holder or Maker. Notwithstanding anything to the contrary contained herein, if a Change of Control occurs, this Note shall be automatically binding upon Maker’s successors and assigns. “Transfer” shall mean any sale, transfer, assignment, pledge, exchange, hypothecation, grant of a security interest or other disposition or encumbrance (including by operation of law).
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IN WITNESS WHEREOF, the undersigned has duly executed this Promissory Note as of the day and year first above written.

MAKER: GRUBB & ELLIS COMPANY a Delaware corporation
By:	/s/ Michael Rispoli
	Name:	Michael Rispoli
	Title:	Executive Vice President and Chief Financial Officer
[Signature page to the Promissory Note]